Exhibit 10.8A

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”), is made and entered into on September 22, 2005, between Inergy GP, LLC, a Delaware limited liability company (the “Company”), and Laura Ozenberger, an individual (“Employee”).

In January, 2003, Employee and the Company entered into an Employment Agreement (the “Original Employment Agreement”). The Company and Employee desire to amend the Original Employment Agreement to modify Employee’s compensation and bonus and to extend the term of Employee’s employment as provided herein.

The parties hereby agree as follows:

1. Compensation. Section 3 of the Original Employment Agreement is hereby amended to read in its entirety as follows:

3. Compensation. Commencing as of January 1, 2005, for all services rendered by Employee to the Company, the Company shall pay Employee a salary (the “Salary”) at the annual rate of One Hundred Seventy-Five Thousand Dollars ($175,000), payable in arrears in accordance with the Company’s general payroll practices. All payments and benefits provided pursuant to this Agreement are subject to income tax withholding and other applicable tax and withholding requirements. The Salary will be reviewed from time to time by the Company but no less often than annually and may be increased, but not decreased, by the Company in its discretion.

2. Section 5(b) of the Original Employment Agreement is hereby amended to read in its entirety as follows:

(b) For each fiscal year during the term of this Agreement, the Company agrees to pay Employee a performance bonus based on subjective and objective criteria established by the Company from time to time. If, and to the extent, the Company determines that Employee has met such subjective and objective criteria, Employee will receive a cash bonus in an amount up to $175,000, to be paid within 90 days after the end of the relevant fiscal year. Notwithstanding the foregoing, in order to receive a bonus pursuant to this Section 5(b), Employee must have been continuously employed by the Company from February 10, 2003 until the end of the relevant fiscal year.

3. Covenant Not to Compete. Section 9 of the Original Employment Agreement is hereby amended to read in its entirety as follows:

9. Covenant Not to Compete. Employee acknowledges that during her employment with the Company she, at the expense of the Company, has been and will continue to be specially trained in the business of the Company, has established and will continue to establish favorable relations with the customers, clients and accounts of the Company or any subsidiary, parent or affiliate of the Company and has had and will continue to have access to the Intellectual Property, trade secrets and Confidential Information of the Company or any subsidiary, parent or affiliate of the Company. Therefore, in consideration of such training and relations, and in consideration of her continued employment with the Company and the increase in compensation and additional benefits provided in this Agreement, and to further protect the Intellectual Property, trade secrets and Confidential Information of the Company or any subsidiary, parent or affiliate of the Company, Employee agrees that during the term of her employment by the Company and for a period of two years from and after the voluntary or involuntary termination of such employment for any or no reason, she will not, directly or indirectly, without the express written consent of the Company, except when and as requested to do in and about the performing of her duties under this Agreement:

(a) own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in or act as an officer, director, partner, manager, member, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist, any individual or entity in the conduct of any business that trades, markets, sells or distributes propane gas (at retail, wholesale or otherwise), gathers, processes, stores, transports, trades, markets or distributes natural gas or liquefied by-products of natural gas or petroleum (at retail, wholesale or otherwise) or sells, services and installs parts, appliances or supplies related thereto;

(b) divert or attempt to divert clients or customers (whether or not such persons have done business with the Company or any subsidiary, parent or affiliate of the Company once or more than once) or accounts of the Company or any subsidiary, parent or affiliate of the Company; or

(c) entice or induce or in any manner influence any person who is or becomes in the employ or service of the Company or any subsidiary, parent or affiliate of the Company to leave such employ or service for the purpose of engaging in a business that may be in competition with any business now or at any time during the period hereof engaged in by the Company or any subsidiary, parent or affiliate of the Company.

Notwithstanding the foregoing provisions, Employee may (i) take action for, on behalf of, and at the direction of the Company pursuant to a written agreement with the Company or otherwise, and (ii) own up to 5% of the outstanding equity securities in any corporation or entity (including units in a master limited partnership) that is listed upon a national stock exchange or actively traded in the over-the-counter market.

4. Term and Termination. Section 12(a) of the Original Employment Agreement is hereby amended to read in its entirety as follows:

(a) Subject to earlier termination as provided in Sections 12(b) and 12(c), the term of Employee’s employment under this Agreement will begin February 10, 2003 and continue up to and including August 30, 2008 and will be automatically extended for consecutive one year periods thereafter unless either party elects to terminate such employment and notifies the other party of such election at least 30 days prior to the end of the then-current term.

5. Entire Agreement. The Original Employment Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

6. Governing Law. This Amendment and all rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Missouri applicable to agreements made and to be performed entirely within the State, including, but not limited to, all matters of enforcement, validity and performance.

The parties have executed this First Amendment to Employment Agreement on the date set forth in the introductory clause.

INERGY GP, LLC

By:	/s/ JOHN J. SHERMAN
Name:	John J. Sherman
Title:	President and CEO

/s/ LAURA OZENBERGER
LAURA OZENBERGER

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